

TODA INTERNATIONAL HOLDINGS INC.
100%
VICTOR SCORE LIMITED
100%
APEX WEALTH HOLDINGS LIMITED
100%
DALIAN XINDING NEW MATERIALS TECHNOLOGY CONSULTANCY CO., LTD.
Contractual agreements
Dalian TOFA New Materials Development Co., Ltd.
Dalian Tongda Equipment Technology Development Co., Ltd.
100%
Zhaodong TOFA Cable Co., Ltd.
100%
Panjin TOFA Cable Co., Ltd.
100%
Mudanjiang TOFA Cable Co., Ltd.